Exhibit 99.1

Olin's First Quarter Operating Results Exceed Expectations;
Declares $.20 Per Share Quarterly Dividend

    NORWALK, Conn.--(BUSINESS WIRE)--April 29, 2004--Olin Corporation (NYSE:OLN) today announced that sales for the first quarter of 2004 were 25% higher than the first quarter of 2003. Net income in the first quarter of 2004 was $2.9 million or $0.04 per diluted share. The first quarter of 2004 includes $8.9 million of the previously announced $12 million pretax charge associated with the relocation of the company's corporate offices. Excluding this $8.9 million charge, Olin would have earned $0.13 per diluted share. In the first quarter of 2003, Olin reported a net loss of $39.0 million or $0.67 per diluted share. The first quarter of 2003 included an after-tax accounting charge of $25.4 million ($0.44 per diluted share) in connection with the adoption of SFAS 143, "Accounting for Asset Retirement Obligations," and an after-tax restructuring charge of $18.7 million ($0.32 per diluted share) for the shutdown of our Indianapolis strip mill and certain other actions. The company's adjusted net income in the first quarter of 2003 was $5.1 million or $0.09 per diluted share before the accounting and restructuring charges. A reconciliation for the adjusted numbers is outlined in the attached profit summary.
    Joseph D. Rupp, President and Chief Executive Officer, said, "Our first quarter adjusted earnings of $0.13 per diluted share were better than our previous expectation of at least breakeven results due to better than expected performance from our Metals and Winchester operations, lower pension expense as a result of our $125 million contribution to the pension plan, and a lower tax rate. The improvement in the rolled and shaped products portion of our Metals group exceeded our expectations as demand for our products increased over the course of the first quarter. Lead times for our Metals products are returning to more normal levels. Winchester is off to a good start with better commercial shipments. Chlor Alkali Products turned in a solid performance as demand for chlorine and caustic also strengthened over the course of the quarter."
    In the second quarter of 2004, Olin expects its earnings to be in the $0.10 per diluted share range. We expect minimal relocation charges in the second quarter. While Metals volumes in the second quarter of 2004 may be slightly lower than the first quarter of 2004 because of lower coinage and ammunition shipments, we expect they will be at least 10% higher than the second quarter of 2003. Metals earnings may be slightly below first quarter levels because of the lower volumes and the profit effects of an earlier summer maintenance shutdown, but are expected to be substantially over last year. Chlor Alkali profits are expected to be slightly lower than the first quarter of 2004 with increased volumes and higher chlorine prices partially offsetting lower caustic pricing, the effects of a planned maintenance outage, and higher electricity and steam costs. Chlor alkali second-quarter profits are expected to be below last year because of lower ECU prices. Winchester profits will be below the first quarter due to normal seasonality and somewhat below last year due to lower military volume. The second quarter will benefit from a non-recurring gain, which should result, as noted above, in Olin's reported earnings being in the $0.10 per share range.

    RELOCATION COSTS

    The company previously announced a decision to relocate its corporate offices for organizational, strategic and economic reasons. We previously estimated that we would incur one-time pretax costs of approximately $12 million with annualized pretax savings of about $6 million. In the first quarter of 2004, $8.9 million pretax ($0.09 per diluted share) was recorded for this charge, and the balance will be recorded in future periods. None of these costs were included in the first quarter 2004 estimate of earnings being at least breakeven. We expect the relocation to be completed by year-end.

    SEGMENT REPORTING

    In the fourth quarter of 2003, the company changed the reportable segments to include a Corporate/Other segment. The change was made to align the external segment reporting with how management evaluates and allocates resources to the various businesses and provide more transparent disclosure to investors.
    We define segment operating income as earnings (loss) before interest expense, interest income, other income, restructuring charges and unusual items and income taxes and include the operating results of non-consolidated affiliates. Segment operating results excluded in 2004 the corporate relocation restructuring charge ($8.9 million, pretax) and in 2003 the restructuring charge for the shutdown of our Indianapolis strip mill and certain other actions ($29.0 million, pretax).

    METALS

    Sales for the first quarter of 2004 were $314.4 million compared to sales in the first quarter of 2003 of $222.2 million, an increase of 41%. With most major market segments strengthening over 2003, overall shipment volumes increased by approximately 13% from the prior first quarter. The remaining 28% increase in sales was primarily due to significantly higher copper prices and a product mix containing a higher metal component.
    Shipments to the automotive segment increased in 2004 by 3% as automotive production strengthened slightly from the first quarter of 2003. Coinage and electronics shipments were up 79% and 18%, respectively, from last year. Shipments to the ammunition segment approximately doubled in 2004 from 2003 due to continued strong demand from the military.
    The Metals segment operating income of $14.7 million in the first quarter of 2004 compares to $3.4 million in 2003. The Metals segment improved operating results in the first quarter of 2004 are primarily due to higher volumes, improved productivity and reduced costs.

    CHLOR ALKALI PRODUCTS

    Chlor Alkali Products sales for the first quarter of 2004 were $99.9 million compared with $97.3 million in the first quarter of 2003. Chlor Alkali posted operating income of $10.4 million, compared with $13.5 million in the first quarter of 2003. Earnings were lower in 2004 because higher sales volumes were more than offset by lower selling prices and higher costs.

    WINCHESTER

    Sales for the first quarter of 2004 were $74.7 million compared with $70.7 million in the first quarter of 2003. The increase in sales was primarily driven by higher commercial demand. Operating income in the first quarter of 2004 was $6.1 million, compared with $5.9 million in 2003 primarily because of higher commercial sales volumes offset in part by higher manufacturing costs.

    CORPORATE AND OTHER COSTS

    The service cost and the amortization of prior service costs components of pension expense related to the employees of the operating segments are allocated to the operating segments based on their respective estimated census data. All other components of pension costs are reflected in Corporate/Other and include items such as the expected return on plan assets, interest cost and recognized actuarial gains and losses. In the first quarter of 2004, pension income included in Corporate/Other was $2.0 million compared with $4.5 million in 2003. The reduction in corporate pension income was primarily because of the recognition of actuarial losses related to the past actual versus assumed rates of return on the plan assets and declining interest rates. On a total company basis, pension expense for the first quarter of 2004 was $3.3 million as compared to $1.3 million in 2003.
    Based on revised assumptions and estimates taking into account the recently passed Pension Funding Equity Act of 2004, we may make a voluntary contribution to the pension plan in the $40 million pretax range in 2005 and, as a result, no other contributions would be required until 2008.
    In the first quarter of 2004, charges to income for environmental investigatory and remedial activities were $6.3 million compared with $3.7 million in 2003. This provision relates primarily to expected future remedial and investigatory activities associated with past manufacturing operations and former waste disposal sites. In 2004, we currently estimate that these charges to income for the full year may be in the $25 million range as compared to $20 million in 2003.

    TAX RATE CHANGES

    The tax rate on operations (excluding the corporate relocation charge) for the first quarter was 41%, which is lower than the 55% we had previously projected. The change in the effective tax rate is a result of our improved earnings outlook and a $40 million payment in the second quarter related to the settlement of certain prior period tax issues. This payment will result in lower interest accruals than we had previously projected. We expect the 41% rate to be the effective rate for the full year, excluding the corporate relocation charge. The $40 million payment had been recorded as a liability prior to 2002 and, accordingly, there is no charge to income. A reconciliation of the tax rate is shown in the attached profit summary table.

    DIVIDEND

    Olin Corporation's Board of Directors declared a quarterly dividend of 20 cents on each share of Olin common stock. The dividend is payable on June 10, 2004, to shareholders of record at the close of business on May 10, 2004. This is the 310th consecutive dividend to be paid by the company.

    CONFERENCE CALL INFORMATION

    Olin will hold a conference call with securities analysts at 10:00 a.m., Eastern time, April 30, 2004. Anyone desiring to listen to the call may do so via the Internet by following the instructions posted under the Conference Call icon on Olin's Internet Web site, www.olin.com. Listeners should log on to the Web site at least 15 minutes before the call. A copy of this press release, together with other financial and statistical information about the period ended March 31, 2004, is available on the Olin Web site in the Investor section under Recent Press Releases and Speeches. The text of the prepared remarks from the conference call will be available after the conclusion of the call in the same Web site location. The call also will be audio archived on the Olin Web site for future replay until May 15.

    COMPANY DESCRIPTION

    Olin Corporation is a manufacturer concentrated in three business segments: Metals, Chlor Alkali Products and Winchester. Metals products include copper and copper alloy sheet, strip, foil, rod, welded tube, fabricated parts, metal packages; and stainless steel and aluminum strip. Chlor Alkali Products manufactures chlorine and caustic soda, sodium hydrosulfite, hydrochloric acid and bleach products. Winchester products include sporting ammunition, canister powder, reloading components, small caliber military ammunition and industrial cartridges.

    FORWARD-LOOKING STATEMENTS

    This communication includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to analyses and other information that are based on management's beliefs, certain assumptions made by management, forecasts of future results, and current expectations, estimates and projections about the markets and economy in which we and our various segments operate. The statements contained in this communication that are not statements of historical fact may include forward-looking statements that involve a number of risks and uncertainties.
    We have used the words "anticipate," "intend," "may," "expect," "believe," "should," "plan," "will," "estimate," and variations of such words and similar expressions in this communication to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise. Relative to the dividend, the payment of cash dividends is subject to the discretion of our Board of Directors and will be determined in light of then-current conditions, including our earnings, our operations, our financial conditions, our capital requirements and other factors deemed relevant by our Board of Directors. In the future, our Board of Directors may change our dividend policy, including the frequency or amount of any dividend, in light of then-existing conditions.
    The risks, uncertainties and assumptions involved in our forward-looking statements, many of which are discussed in more detail in our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2002, include, but are not limited to, the following:

    -- sensitivity to economic, business and market conditions in the United States and overseas, including economic instability or a downturn in the sectors served by us, such as automotive, electronics, coinage, telecommunications, ammunition, housing, vinyls and pulp and paper;

    -- extraordinary events, such as additional terrorist attacks or war with one or more countries;

    -- continued or additional economic and industry downturns that result in diminished product demand and excess manufacturing capacity in any of our segments and that, in many cases, result in lower selling prices and profits;

    -- the cyclical nature of our operating results, particularly declines in average selling prices in the chlor alkali industry and the supply/demand balance for our products, including the impact of excess industry capacity or an imbalance in demand for our chlor alkali products;

    -- an increase in our indebtedness or higher-than-expected interest rates, affecting our ability to generate sufficient cash flow for debt service;

    -- unforeseen effects of competition, including the migration by United States customers to low-cost foreign locations;

    -- costs and other expenditures in excess of those projected for environmental investigation and remediation or other legal proceedings;

    -- unexpected litigation outcomes or the impact of changes in laws and regulations;

    -- higher-than-expected raw material and utility or transportation and/or logistics costs;

    -- the occurrence of unexpected manufacturing interruptions and outages, including those occurring as a result of production hazards;

    -- unexpected additional taxes and related interest as the result of pending income tax audits; and

    -- the effects of any declines in global equity markets on asset values and any declines in interest rates used to value the liabilities in our pension plan.

    All of our forward-looking statements should be considered in light of these factors. In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of our forward-looking statements.


Olin Corporation
Consolidated Statements of Income (a)
----------------------------------------------------------------------
                                                    Three Months
                                                   Ended March 31,
(In millions, except per share amounts)           2004         2003
----------------------------------------------------------------------
Sales                                          $   489.0    $   390.2
Operating Expenses:
   Cost of Goods Sold                              437.3        345.9
   Selling and Administration                       33.1         30.3
   Research and Development                          1.0          1.2
   Restructuring Charge (b)                          8.9         29.0
Earnings of Non-consolidated Affiliates              0.5          1.5
----------------------------------------------------------------------
   Operating Income (Loss)                           9.2        (14.7)
Interest Expense                                     5.0          5.2
Interest Income                                      0.5          0.2
Other Income                                         0.5            -
----------------------------------------------------------------------
   Income (Loss) Before Taxes and Cumulative
    Effect of Accounting Change                      5.2        (19.7)
Income Tax Provision (Benefit)                       2.3         (6.1)
----------------------------------------------------------------------
Income (Loss) Before Cumulative Effect of
 Accounting Change                                   2.9        (13.6)
   Cumulative Effect of Accounting Change, net
    (c)                                                -        (25.4)
----------------------------------------------------------------------
Net Income (Loss)                              $     2.9    $   (39.0)
----------------------------------------------------------------------
Basic and Diluted Net Income (Loss) Per Common
 Share:
   Income (Loss) Before Accounting Change      $    0.04    $   (0.23)
   Accounting Change, net                              -        (0.44)
----------------------------------------------------------------------
   Net Income (Loss)                           $    0.04    $   (0.67)
----------------------------------------------------------------------

Dividends Per Common Share                     $    0.20    $    0.20
======================================================================
Average Common Shares Outstanding - Diluted         64.4         57.8
======================================================================
(a) Unaudited.

(b) Reflects the 2004 restructuring charge for the relocation of our corporate headquarters and the 2003 restructuring charge for the shutdown of our Indianapolis Brass mill and certain other actions.

(c) Reflects the cumulative charge for the adoption of SFAS 143, "Accounting for Asset Retirement Obligations," which we adopted on January 1, 2003.




Olin Corporation
Consolidated Balance Sheets (a)
(In millions, except per share data)
----------------------------------------------------------------------

March 31,                                         2004         2003
----------------------------------------------------------------------
Assets:
  Cash & Cash Equivalents                      $   185.8    $    70.7
  Accounts Receivable, Net                         261.4        212.1
  Inventories, Net                                 249.7        268.8
  Income Taxes Receivable                              -         21.1
  Other Current Assets                              66.4         62.5
----------------------------------------------------------------------
    Total Current Assets                           763.3        635.2
  Property, Plant and Equipment
   (Less Accumulated Depreciation
   of $1,330.5 and $1,277.9)                       489.1        519.8
  Prepaid Pension Costs                            224.7        106.4
  Deferred Income Taxes                            106.5         48.6
  Other Assets                                      11.0         15.0
  Goodwill                                          79.5         79.5
----------------------------------------------------------------------
Total Assets                                   $ 1,674.1    $ 1,404.5
======================================================================

Liabilities and Shareholders' Equity:
  Current Debt                                 $     9.7    $    19.1
  Accounts Payable                                 141.8         90.6
  Income Taxes Payable                              48.4            -
  Accrued Liabilities                              163.1        161.1
----------------------------------------------------------------------
    Total Current Liabilities                      363.0        270.8
  Long-Term Debt                                   299.9        309.6
  Accrued Pension Liability                        470.8        444.8
  Other Liabilities                                188.8        190.3
----------------------------------------------------------------------
    Total Liabilities                            1,322.5      1,215.5
----------------------------------------------------------------------
Commitments and Contingencies
Shareholders' Equity:
      Common Stock, Par Value $1 Per Share,
       Authorized 120.0 Shares:
       Issued and Outstanding 69.3 Shares (58.0
        in 2003)                                    69.3         58.0
      Additional Paid-in Capital                   637.6        447.4
      Accumulated Other Comprehensive Loss        (244.4)      (236.5)
      Accumulated Deficit                         (110.9)       (79.9)
----------------------------------------------------------------------
        Total Shareholders' Equity                 351.6        189.0
----------------------------------------------------------------------
Total Liabilities and Shareholders' Equity     $ 1,674.1    $ 1,404.5
======================================================================
(a) Unaudited.




Olin Corporation
Consolidated Statements of Cash Flows (a)
(In millions)
----------------------------------------------------------------------

Three Months Ended March 31,                      2004         2003
----------------------------------------------------------------------
Operating Activities:
Net Income (Loss)                              $     2.9    $   (39.0)
Earnings of Non-consolidated Affiliates             (0.5)        (1.5)
Depreciation and Amortization                       18.3         22.8
Deferred Income Taxes                              (35.0)        (2.8)
Non-Cash Portion of Restructuring Charge               -         22.8
Cumulative Effect of Accounting Change                 -         25.4
Pension Plan Contribution                         (125.0)           -
Qualified Pension Plan Expense                       1.8            -
Common Stock Issued Under Employee Benefit
 Plans                                               0.7          0.7
Changes in:
   Receivables                                     (76.6)       (44.0)
   Inventories                                      (7.3)       (16.8)
   Other Current Assets                             (4.4)        (0.6)
   Accounts Payable and Accrued Liabilities         34.1        (10.6)
   Income Taxes Payable                             37.3         (3.8)
   Noncurrent Liabilities                            2.7         (6.8)
Other Operating Activities                           0.9         (2.6)
----------------------------------------------------------------------
   Net Operating Activities                       (150.1)       (56.8)
----------------------------------------------------------------------
Investing Activities:
Capital Expenditures                                (7.2)        (8.6)
Proceeds From Sale of Short-Term Investments           -         25.0
Investments and Advances - Affiliated Companies
 at Equity                                           0.9          5.7
Disposition of Property, Plant and Equipment         0.6          0.4
Other Investing Activities                           0.9          1.6
----------------------------------------------------------------------
   Net Investing Activities                         (4.8)        24.1
----------------------------------------------------------------------
Financing Activities:
Long-Term Debt Repayments                          (18.0)        (0.5)
Issuance of Common Stock                           181.1          3.9
Stock Options Exercised                              1.6          1.0
Dividends Paid                                     (13.8)       (11.5)
----------------------------------------------------------------------
   Net Financing Activities                        150.9         (7.1)
----------------------------------------------------------------------
Net Decrease in Cash and Cash Equivalents           (4.0)       (39.8)
Cash and Cash Equivalents, Beginning of Year       189.8        110.5
----------------------------------------------------------------------
Cash and Cash Equivalents, End of Period       $   185.8    $    70.7
======================================================================
(a) Unaudited.




Olin Corporation
Segment Information (a)
(In millions)
----------------------------------------------------------------------
                                                    Three Months
                                                   Ended March 31,
                                                  2004         2003
----------------------------------------------------------------------
Sales:
   Metals                                      $   314.4    $   222.2
   Chlor Alkali Products                            99.9         97.3
   Winchester                                       74.7         70.7
----------------------------------------------------------------------
       Total Sales                             $   489.0    $   390.2
----------------------------------------------------------------------
Operating Income (Loss) before Restructuring
 Charge (b):
   Metals                                      $    14.7    $     3.4
   Chlor Alkali Products                            10.4         13.5
   Winchester                                        6.1          5.9
   Corporate/Other:
       Pension (c)                                   2.0          4.5
       Environmental Provision                      (6.3)        (3.7)
       Other Corporate and Unallocated Costs        (8.8)        (9.3)
----------------------------------------------------------------------
       Total Operating Income before
        Restructuring Charge                   $    18.1    $    14.3
======================================================================
(a) Unaudited.

(b) Segment operating income excludes the $8.9 pretax restructuring charge in 2004 for the relocation of our corporate headquarters and the $29.0 pretax restructuring charge in 2003 for the shutdown of our Indianapolis Brass mill and certain other actions.

(c) The service cost and the amortization of prior service costs related to the employees of the operating segments are allocated to the operating segments based on their respective estimated census data. All other components of pension costs are included in Corporate/Other and include items such as the expected return on plan assets, interest cost and recognized actuarial gains and losses.




Olin Corporation
Profit Summary (a)

(In millions, except EPS)
-------------------------

The following table summarizes the significant unusual items impacting the reported operating results. Management monitors earnings per share excluding unusual items such as restructuring charges, unusual charges/credits and accounting changes. Management believes that these items are unique and are not part of the ongoing business results. Management believes that providing this information to investors will better enable them to understand our historical and future trends by excluding these items from our results. The table below reconciles operating income/(loss), pretax income/(loss), net income/(loss) and diluted earnings per share on a generally accepted accounting principles basis, as reflected in our Consolidated Statements of Income, to diluted earnings per share as adjusted for each of the unusual items.

                                  First Quarter - 2004
                ------------------------------------------------------
                Operating  Pretax     Tax      Net   Diluted Effective
                 Income    Income   Expense  Income    EPS      Tax
                                                               rate(b)
                ------------------------------------------------------

As Reported         $9.2     $5.2     $2.3     $2.9    $0.04       44%
Restructuring
 Charge (c)          8.9      8.9      3.5      5.4     0.09       39%
                ---------------------------------------------
As Adjusted        $18.1    $14.1     $5.8     $8.3    $0.13       41%
                =============================================

Average Diluted
 Shares                                                 64.4
                                                    =========


             -------------------------------------------------
                            First Quarter - 2003
             -------------------------------------------------
               Operating     Pretax        Net        Diluted
                Income       Income       Income        EPS
                (Loss)       (Loss)       (Loss)
             -------------------------------------------------

As Reported       ($14.7)     ($19.7)     ($39.0)      ($0.67)
Accounting
 Change (d)            -           -        25.4         0.44
Restructuring
 Charge (c)         29.0        29.0        18.7         0.32
             -------------------------------------------------
As Adjusted        $14.3        $9.3        $5.1        $0.09
             =================================================
Average
 Diluted
 Shares                                                  57.8
                                                 =============

(a) Unaudited.

(b) The effective tax rate is defined as tax expense divided by pretax income.

(c) Reflects the restructuring charge in 2004 for the relocation of our corporate headquarters and the restructuring charge in 2003 for the shutdown of our Indianapolis Brass mill and certain other actions.

(d) Reflects the cumulative charge for the adoption of SFAS 143, "Accounting for Asset Retirement Obligations," which we adopted on January 1, 2003.


    CONTACT: Olin Corporation, Norwalk
             Investor Contact:
             Richard E. Koch, 203-750-3254
                 or
             Press Contact:
             Thomas J. Fitzgerald, 203-750-3831